UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2014

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Road, Suite 100, Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)           On October 6, 2014, we named Brad Wolfe as our new Chief Financial Officer. Mr. Wolfe, age 54, most recently spent most of the last 14 years with DCI Group and their related entities, a private equity and investment organization, where he served in consulting, office and executive finance and operational goals for the firm’s subsidiary and portfolio companies to promote their growth and profitability. Before that, he was CFO and EVP at AON Corporation, a Fortune 200 company.  His background also includes M&A in both public accounting and law firm settings, and his experience spans international markets and a wide range of industries, including technology, software and real estate. Wolfe holds an MBA degree from Northwestern University’s Kellogg School of Business, a J.D. degree from the Kent Law School executive program, and a B.B.A. degree in accounting and information systems from Southern Methodist University.

(e)           We have agreed to pay Mr. Wolfe an annual base salary of $200,000 for his services.  In addition, Mr. Wolfe is eligible to participate in our 2014 executive bonus program.  His cash bonus is targeted for 30% of his base salary.  We have not yet established the 2014 business and financial criteria to meet in order to receive the targeted bonus amount.  We also expect to grant Mr. Wolfe options to purchase 60,000 shares of our Common Stock under our 2009 Equity Plan, as amended, but have not yet determined the exercise price and other terms of the grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: October 6, 2014                                                                        By    /s/ Patrick Goepel
    Patrick Goepel, President and
Chief Executive Officer